News Release

For Immediate Release

Company contacts:

T. Paul Bulmahn, Chairman and President

Albert L. Reese Jr., SVP and Chief Financial Officer

713-622-3311

ATP Oil & Gas Corporation Amends Senior Credit Facility

HOUSTON – February 27, 2004 – (PRNewswire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced an amendment to its $125 million senior credit facility. As announced in our quarterly report on Form 10-Q for the period ended September 30, 2003, we executed an amendment in November 2003 to our credit agreement that, among other things, contemplated a new $15 million Tranche to be secured by our North Sea oil and gas properties in addition to our U.S. properties. On December 3, 2003, we executed a second amendment to our credit agreement, which implemented the $15 million UK Tranche, with a maturity date of February 16, 2004, implemented a borrowing base coverage test of 150% commencing February 16, 2004, modified several of the financial covenants contained in the credit agreement and added new reporting and compliance covenants and events of default under the credit agreement. We incurred fees of approximately $750,000 in connection with the execution of the second amendment, half of which were paid on December 3, 2003 with the remainder paid February 16, 2004.

On February 23, 2004 we finalized the conditions subsequent to the third amendment to the credit agreement which is effective as of February 16, 2004. The third amendment extended the maturity of the UK Tranche to January 31, 2005, reduced the borrowing base coverage test from 150% of the amounts outstanding under our credit facility to 125%, extended the measuring date for such test from February 16, 2004 to April 30, 2004, imposed a new borrowing base reserve of $14 million at April 30, 2004 and provided waivers for non-compliance with certain financial covenants as of December 31, 2003. In order to satisfy this additional reserve requirement, remain in compliance with our existing credit facility and meet our capital expenditure needs, we expect to require approximately $30 million in additional financing before the end of the first quarter 2004. As consideration for the execution of the third amendment, we issued warrants which we may repurchase under certain conditions to our lenders to purchase 750,000 shares of our common stock, exercisable at a price of $6.75 per share.

For additional information regarding the amendments, please refer to the Form 8-K filed as of this date.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027

About ATP Oil & Gas Corporation

ATP Oil & Gas is a development and production company of natural gas and oil in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ National Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in our SEC filings

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ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027

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